EXHIBIT 99.1

Gladstone Commercial Corporation Announces Redemption of its 7.125% Series C Cumulative Term Preferred Stock, Monthly Cash Distributions for July, August and September, 2016, and Second Quarter Ended June 30, 2016 Earnings Release and Conference Call Dates

MCLEAN, Va., July 12, 2016 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (NASDAQ:GOOD) (the “Company”) announced today that it intends to redeem all remaining 540,000 shares, or 100%, of the outstanding shares, of its 7.125% Series C Cumulative Term Preferred Stock (the “Series C Term Preferred Stock”) on August 19, 2016 (the “Redemption Date”).  The shares of Series C Preferred Stock will be redeemed at a redemption price equal to $25.09401042 per share (the “Redemption Price”), representing the payment of the $25.00 liquidation preference, plus accrued and unpaid dividends from and including August 1, 2016, up to and including August 19, 2016 (the “Redemption Date”), in the amount of $0.09401042 per share.

The Company additionally announced that its board of directors declared the following monthly cash distributions and its plan to report earnings for the second quarter ended June 30, 2016.

Cash Distributions:

Common Stock: $0.125 cash distribution per common share for each of July, August and September, 2016, payable per Table 1 below.  The Company has paid 138 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid five consecutive quarterly cash distributions.  The Company has never skipped, reduced or deferred a monthly common stock distribution since inception, over 10 years ago.

Table 1: Summary of common stock cash distributions:
Ex-Dividend Date	Record Date	Payment Date	Amount
July 20	July 22	August 2	$0.125
August 18	August 22	August 31	$0.125
September 19	September 21	September 30	$0.125
Total for the Quarter:			$0.375

Senior Common Stock: $0.0875 cash distribution per share of the Company’s senior common stock (“Senior Common”) for each of July, August and September, 2016, payable per Table 2 below. The Company has paid 75 consecutive monthly cash distributions on its Senior Common. The Company has never skipped, reduced or deferred a monthly Senior Common distribution.

Table 2: Summary of Senior Common cash distributions:
Payable to Holders of Record During the Month of:	Payment Date	Amount
July	August 5	$0.0875
August	September 8	$0.0875
September	October 7	$0.0875
Total for the Quarter:		$0.2625

Series A Preferred Stock: $0.1614583 cash distribution per share of the Company’s 7.75% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”) for each of July, August and September, 2016, payable per Table 3 below. The Series A Preferred Stock trades on the NASDAQ under the symbol “GOODP.” The Company has paid 126 consecutive monthly cash distributions on its Series A Preferred Stock. The Company has never skipped, reduced or deferred a monthly Series A Preferred Stock distribution.

Table 3: Summary of Series A Preferred Stock cash distributions:
Ex-Dividend Date	Record Date	Payment Date	Amount
July 20	July 22	August 2	$0.1614583
August 18	August 22	August 31	$0.1614583
September 19	September 21	September 30	$0.1614583
Total for the Quarter:			$0.4843749

Series B Preferred Stock: $0.15625 cash distribution per share of the Company’s 7.50% Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”) for each of July, August and September, 2016, payable per Table 4 below. The Series B Preferred Stock trades on the NASDAQ under the symbol “GOODO.”  The Company has paid 117 consecutive monthly cash distributions on its Series B Preferred Stock. The Company has never skipped, reduced or deferred a monthly Series B Preferred Stock distribution.

Table 4: Summary of Series B Preferred Stock cash distributions:
Ex-Dividend Date	Record Date	Payment Date	Amount
July 20	July 22	August 2	$0.15625
August 18	August 22	August 31	$0.15625
September 19	September 21	September 30	$0.15625
Total for the Quarter:			$0.46875

Series C Preferred Stock: $0.1484375 cash distribution per share of the Company’s Series C Term Preferred Stock for the month of July, payable per Table 5 below. The Series C Term Preferred Stock will be redeemed in full on August 19, 2016, in accordance with Notices of Redemption mailed today to holders of the Series C Term Preferred Stock and as announced above.

Table 5: Summary of Series C Term Preferred Stock cash distributions:
Ex-Dividend Date	Record Date	Payment Date	Amount
July 20	July 22	August 2	$0.1484375
Total for the Quarter:			$0.1484375

Series D Preferred Stock: $0.1458333 cash distribution per share of the Company’s newly issued 7.0% Series D Preferred Stock (“Series D Preferred Stock”) for each of July, August and September, 2016, payable per Table 6 below. The Series D Preferred Stock trades on the NASDAQ under the symbol “GOODM.”

Table 6: Summary of Series D Preferred Stock cash distributions:
Ex-Dividend Date	Record Date	Payment Date	Amount
July 20	July 22	August 2	$0.1458333
August 18	August 22	August 31	$0.1458333
September 19	September 21	September 30	$0.1458333
Total for the Quarter:			$0.4375

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstonecommercial.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings for the second quarter ended June 30, 2016, after the stock market closes on Monday, July 25, 2016. The Company will hold a conference call Tuesday, July 26, at 8:30 a.m. EDT to discuss its earnings results.  Please call (888) 734-0328 to enter the conference call.  An operator will monitor the call and set a queue for questions.

A conference call replay will be available after the call and will be accessible through August 26, 2016.  To hear the replay, please dial (855) 859-2056 and use playback conference number 29246154.

The live audio broadcast of the Company’s conference call will be available online at www.gladstonecommercial.com. The event will also be archived and available for replay on the Company’s website through September 26, 2016.

If you have questions prior to or following the earnings release you may e-mail them to info@gladstonecompanies.com.

Gladstone Commercial Corporation is a real estate investment trust (“REIT”) focused on acquiring, owning and operating net leased industrial and office properties across the United States. The Company currently owns 99 properties.  Additional information can be found at www.gladstonecompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which are based upon the Company's current expectations and are inherently uncertain, including forward-looking statements with respect to the redemption. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.

Investor Relations Inquiries:

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

For further information: Gladstone Commercial Corporation, +1 703-287-5893